Tortoise Capital Resources Corp. Responds to Recent Developments Related to Eagle Rock Energy Partners, L.P.

FOR IMMEDIATE RELEASE

LEAWOOD, Kan.– May 1, 2009 – Tortoise Capital Recourses Corp. (NYSE:TTO), is responding to the recent announcement by Eagle Rock Energy Partners L.P. (NADSAQ:EROC) of a voluntary temporary reduction in its distribution to enhance its liquidity position.  EROC announced it will pay a distribution of $0.025 per unit for the first quarter of 2009 compared to the previous quarter’s distribution of $0.41.

Last quarter, this distribution decrease by EROC would have decreased TTO’s distributable cash flow by approximately $0.05 per share, holding all other income and expense items constant.

TTO presently owns 977,470 units of EROC, including 188,646 units held in escrow as part of TTO’s ownership in Millennium Midstream Partners, L.P. which was sold to EROC in October 2008.  As holders of EROC common units, and because EROC’s outstanding subordinated units have not yet converted into common units, TTO has cumulative arrearage rights equal to the sum of the amount by which each actual quarterly distribution is below the minimum quarterly distribution of $0.3625.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of March 31, 2009, the adviser had approximately $1.7 billion of assets under management. For more information, visit www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement
This press release contains certain statements that may include “forward-looking statements.”  All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the funds’ reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.  Any distribution paid in the future to our stockholders will depend on the actual performance of the company’s investments, its costs of leverage and other operating expenses and will be subject to the approval of the company’s Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Contact information:
Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com